                                                                  EXHIBIT (C)(1)




                          AGREEMENT AND PLAN OF MERGER



                                  By and Among



                               PLASMA-THERM, INC.



                            OERLIKON-BUHRLE USA, INC.



                                       and



                            VOLCANO ACQUISITION CORP.



                          Dated as of December 20, 1999

                                TABLE OF CONTENTS

                                                                                                               Page

1.       The Tender Offer.........................................................................................1

         1.1.     Tender Offer....................................................................................1
         1.2.     Tender Offer Statement on Schedule 14D-1........................................................2
         1.3.     Solicitation/Recommendation Statement on Schedule 14D-9.........................................3
         1.4.     List of Shareholders............................................................................4
         1.5.     Changes in Applicable Laws......................................................................4

2.       The Merger; Closing; Effective Time......................................................................4

         2.1.     The Merger......................................................................................4
         2.2.     Closing.........................................................................................5
         2.3.     Effective Time..................................................................................5

3.       Articles of Incorporation and ByLaws of the Surviving Corporation........................................5

         3.1.     The Articles of Incorporation...................................................................5
         3.2.     The Bylaws......................................................................................5

4.       Officers and Directors of the Company and the Surviving Corporation......................................5

         4.1.     Directors.......................................................................................5
         4.2.     Officers........................................................................................7

5.       Effect of the Merger on Capital Stock; Exchange of Certificates..........................................7

         5.1.     Effect on Capital Stock.........................................................................7
         5.2.     Surrender of Certificates.......................................................................7
         5.3.     Dissenters' Rights..............................................................................9
         5.4.     Adjustments to Prevent Dilution................................................................10
         5.5.     Merger Without Meeting of Stockholders.........................................................10

6.       Representations and Warranties of the Company...........................................................10

         6.1.     Organization, Good Standing and Qualification..................................................10
         6.2.     Capital Structure..............................................................................11
         6.3.     Corporate Authority; Approval and Fairness.....................................................12
         6.4.     Governmental Filings; No Violations............................................................12

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
         6.5.     Company Reports; Financial Statements..........................................................13
         6.6.     Absence of Certain Changes.....................................................................14
         6.7.     Litigation and Liabilities.....................................................................15
         6.8.     Employee Benefits..............................................................................15
         6.9.     Compliance with Laws...........................................................................17
         6.10.    Takeover Statutes..............................................................................18
         6.11.    Environmental Matters..........................................................................18
         6.12.    Taxes..........................................................................................19
         6.13.    Labor Matters..................................................................................20
         6.14.    Intellectual Property..........................................................................21
         6.15.    Brokers and Finders............................................................................22
         6.16.    Year 2000......................................................................................22
         6.17.    Title to Assets................................................................................23
         6.18.    Insurance Policies.............................................................................23
         6.19.    Material Contracts.............................................................................24
         6.20.    Vote Required..................................................................................25
         6.21.    Offer Documents................................................................................25
         6.22.    No other Representations or Warranties.........................................................26

7.       Representations and Warranties of Parent and Merger Sub.................................................26

         7.1.     Ownership of Company Shares....................................................................26
         7.2.     Capitalization of Merger Sub...................................................................26
         7.3.     Organization, Good Standing and Qualification..................................................27
         7.4.     Corporate Authority; Approval and Fairness.....................................................27
         7.5.     Governmental Filings; No Violations............................................................27
         7.6.     Compliance with Laws...........................................................................28
         7.7.     Takeover Statutes..............................................................................28
         7.8.     Funds..........................................................................................28
         7.9.     Other Documents................................................................................28
         7.10.    No other Representations or Warranties.........................................................29

8.       Covenants...............................................................................................29

         8.1.     Interim Operations of the Company..............................................................29
         8.2.     Acquisition Proposals..........................................................................32
         8.3.     Filings; Other Actions; Notification...........................................................34
         8.4.     Access.........................................................................................36
         8.5.     Stock Exchange De-listing......................................................................36
         8.6.     Meetings of the Company's Shareholders.........................................................36
         8.7.     Publicity......................................................................................38
         8.8.     Benefits.......................................................................................38
         8.9.     Indemnification; Directors' and Officers' Insurance............................................39
         8.10.    Takeover Statute...............................................................................41


                                       ii

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
         8.11.    Expenses.......................................................................................41

9.       Conditions to Each Party's Obligation to Effect the Merger..............................................41

         9.1.     Shareholder Approval...........................................................................41
         9.2.     HSR............................................................................................41
         9.3.     Litigation.....................................................................................41
         9.4.     Tender Offer...................................................................................42

10.      Termination.............................................................................................42

         10.1.    Termination by Mutual Consent..................................................................42
         10.2.    Termination by Either Parent or the Company....................................................42
         10.3.    Termination by the Company.....................................................................42
         10.4.    Termination by Parent..........................................................................43
         10.5.    Effect of Termination and Abandonment..........................................................43

11.      Miscellaneous and General...............................................................................44

         11.1.    Survival.......................................................................................44
         11.2.    Modification or Amendment......................................................................45
         11.3.    Waiver of Conditions...........................................................................45
         11.4.    Counterparts...................................................................................45
         11.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL..................................................45
         11.6.    Notices........................................................................................46
         11.7.    Entire Agreement; NO OTHER REPRESENTATIONS.....................................................47
         11.8.    No Third Party Beneficiaries...................................................................47
         11.9.    Obligations of Parent and of the Company.......................................................47
         11.10.   Severability...................................................................................47
         11.11.   Interpretation.................................................................................48
         11.12.   Assignment.....................................................................................48
         11.13.   Enforcement of Agreement.......................................................................48
         11.14.   Glossary of Terms..............................................................................48

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 20, 1999, by and among Plasma-Therm, Inc., a Florida corporation (the "Company"), Oerlikon-Buhrle USA, Inc., a Delaware corporation ("Parent"), and Volcano Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                                    RECITALS

         WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and adopted the plan of merger (the "Plan") set forth herein whereby Merger Sub will merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger");

         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into agreements with Ronald H. Deferrari, Ronald S. Deferrari, Edmond A. Richards and Stacy L. Wagner pursuant to which such stockholders of the Company shall agree to take certain actions to support the transactions contemplated by this Agreement;

         NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1.       THE TENDER OFFER

                  1.1.     Tender Offer.

                  Provided that this Agreement shall not have been terminated in accordance with Section 10 hereof and none of the events set forth in paragraphs
(a) through (g) of Annex A hereto shall have occurred or be existing and the other conditions to the Offer specified in Annex A shall have been satisfied (together with such events, the "Offer Conditions"), as soon as reasonably practicable, and in any event within five Business Days after public announcement of this Agreement, Merger Sub will commence, within the meaning of Rule 14d-2 under the Exchange Act (as defined below), a tender offer (the "Offer") for all of the outstanding Shares (as defined below) at a price of $12.50 per Share in cash, net to the seller, and, subject only to and in accordance with the terms and conditions of the Offer, accept for payment Shares that are validly tendered pursuant to the Offer and not withdrawn immediately following (unless the Offer shall have been extended in accordance with the terms hereof) the later of (i) the date on which the waiting period under the HSR Act has expired or has been terminated, (ii) the date on which the waiting period under the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988 has expired or has been terminated, and (iii) the twentieth Business Day after the commencement of the Offer, unless this Agreement is terminated in accordance with Section 10, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination; provided, however, and notwithstanding anything to the contrary in the foregoing, Parent and Merger Sub agree that unless the Company is in material breach of this Agreement, if any of the Offer Conditions specified in paragraphs (a) or (c) of Annex A exists at the time of the scheduled expiration date of the Offer, Merger Sub shall from time to time extend the Offer at such times as the Company may request for five Business Days for each extension, but shall in no event extend the Offer beyond June 30, 2000, and, provided, further, it is understood and agreed that unless Parent or Merger Sub is in material breach of this Agreement (A) if any of the Offer Conditions specified in paragraphs (a) through (h) of Annex A exists at the time of the scheduled expiration date of the Offer, Merger Sub may extend and re-extend the Offer on one or more occasions for periods of time (not to exceed ten Business Days for any particular extension) so that the expiration date of the Offer (as so extended) is as soon as reasonably practicable or advisable after the date on which the particular Offer Condition no longer exists, and (B) Merger Sub may extend and re-extend the Offer on one or more occasions for periods of time (not to exceed ten Business Days for any particular extension): (i) for any period required by any rule, regulation, interpretation or position of the SEC (as defined below) or its staff applicable to the Offer, (ii) for any period required by applicable law and (C) if on such expiration date there shall have been validly tendered and not withdrawn more than 50%, but less than 80%, of the outstanding number of Shares, for an aggregate period of twenty days beyond the latest expiration date that would be permitted under this sentence; provided, further, that all extensions of the Offer made by Merger Sub (other than at the request of the Company) shall not extend the Offer beyond June 30, 2000. Merger Sub shall not, without the prior written consent of the Company, decrease the price per Share offered in the Offer, change the form of consideration offered or payable in the Offer, decrease the numbers of Shares sought in the Offer, change the conditions to the Offer, impose additional conditions to the Offer, amend any term of the Offer, in each case, in any manner adverse to the holders of Shares or waive the Minimum Conditions (as defined in Annex A). Notwithstanding the above, in the event that Merger Sub has not, on or before June 30, 2000, accepted pursuant to the Offer for payment more than 50% of the outstanding Shares of the Company (on a fully diluted basis), then the Agreement may be terminated by the Board of Directors of either Parent or the Company; unless such purchase shall not have occurred because of a material breach of this Agreement by the party seeking to terminate this Agreement.

                  1.2.     Tender Offer Statement on Schedule 14D-1.

                  As soon as reasonably practicable on the date the Offer is commenced, Merger Sub shall file a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with the SEC with respect to the Offer. The Schedule 14D-l shall contain an Offer to Purchase and forms of the related letter of transmittal and other documents relating to the Offer (which Schedule 14D-1, Offer to Purchase, letter of transmittal and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent and Merger Sub agree that the Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-l before it is filed with the SEC. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent, Merger Sub and the Company further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub also agree that the Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Parent and Merger Sub agree to provide the Company and its counsel in writing with any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Parent, Merger Sub or their counsel.

                  1.3.     Solicitation/Recommendation Statement on Schedule
                           14D-9.

                           1.3.(a) Subject to its fiduciary duties, the Company
hereby approves of and consents to the Offer and hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described clause (A) of Section 6.3(b). The Company has been advised by each of its directors and executive officers holding in excess of 1% of the fully diluted Shares outstanding that each such person intends to tender all shares of Common Stock owned by such person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act.

                           1.3.(b) The Company shall file a
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Securities and Exchange Commission (the "SEC") on the date of the filing of the Schedule 14D-1 containing the recommendations described in Section 6.3(b) and shall mail the Schedule 14D-9 to the stockholders of the Company; provided, however, that if the Company's Board of Directors determines consistent with its fiduciary duties in accordance with Section 8.2 hereof to amend or withdraw such recommendation, such amendment or withdrawal shall not constitute a breach of this Agreement. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by the applicable federal securities laws. The Company also agrees that the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion in the
Schedule 14D-9. The Company agrees to provide Parent and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and with copies of any written response and telephonic notification of any verbal responses by the Company or its counsel.

                  1.4.     List of Shareholders.

                  In connection with the Offer, the Company will promptly cause its Transfer Agent to furnish to Merger Sub mailing labels containing as of a recent date, the names and addresses of the record holders of Shares and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's stockholders. For purposes of this Agreement, the term "Business Day" means any day other than Saturday, Sunday or a federal holiday.

                  1.5.     Changes in Applicable Laws

                  Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent the Merger Sub, were it to acquire a specified percentage of the Shares then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of issued and outstanding Shares and without the affirmative vote of any other stockholder, the Company will use its reasonable best efforts to promptly take or cause such action to be taken.

         2.       THE MERGER; CLOSING; EFFECTIVE TIME

                  2.1.     The Merger.

                  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in
Section 3. The Merger shall have the effects specified in the Florida Business Corporation Act (the "FBCA").

                  2.2.     Closing.

                  The closing of the Merger (the "Closing") shall take place (i) at the offices of Foley & Lardner, 100 North Tampa Street, Suite 2700, Tampa Florida 33602 at 10:00 A.M. on the third business day after the last to be satisfied or waived of the conditions set forth in Section 8 hereof shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

                  2.3.     Effective Time.

                  Simultaneously with the Closing, the Company and Parent will cause Articles of Merger reflecting the provisions set forth in this Agreement (the "Articles of Merger") to be executed (by the Company and Merger Sub) and delivered for filing to the Department of State of the State of Florida (the "Department") as provided in Section 607.1105 of the FBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Department or at such later time agreed by the parties in writing and provided in the Articles of Merger (the "Effective Time").

         3.       ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING
CORPORATION

                  3.1.     The Articles of Incorporation.

                  The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Articles"), until duly amended as provided therein or by applicable law, except that Article V of the articles of incorporation of the Company shall be amended in its entirety to read as follows: "The total number of shares of all classes of capital stock that the Corporation shall have authority to issue shall be 1,000 shares of Common Stock, par value $.01 per share".

                  3.2.     The Bylaws.

                  The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the "Bylaws"), until duly amended as provided therein or by applicable law.

         4.       OFFICERS AND DIRECTORS OF THE COMPANY AND THE SURVIVING
CORPORATION

                  4.1.     Directors.

                           4.1.(a) If requested by Parent, the Company shall to
the extent permitted by law, promptly following the purchase by Merger Sub of Shares pursuant to the Offer in accordance with the terms hereunder, take, at its expense, all actions necessary (including calling a special meeting of the Board of Directors of the Company or, only if necessary, the shareholders of the Company for this purpose) to cause natural Persons designated by Parent to become directors of the Company so that the total number of such natural Persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company multiplied by (y) the percentage that the number of Shares so accepted for payment plus any shares beneficially owned by Parent or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment; provided, however, that prior to the Effective Time the total number of directors designated by Parent will not exceed 75% of the Board of Directors of the Company. At such time, the Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors; (ii) each board of directors (or similar body) of each Subsidiary of the Company, and (iii) each committee (or similar body) of each such board. In furtherance thereof, the Company will increase the size of the board of directors of the Company, or use its best efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the board of directors of the Company; provided, however, that prior to the Effective Time, the board of directors of the Company shall always have at least three members who are neither officers of Parent nor designees, shareholders or affiliates of Parent ("Parent Insiders"). The Company's obligations to appoint designees to the board of directors of the Company now shall be subject to Section 14(f) of the Exchange Act and Rule 14(f)-l thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.1 and shall include in the Schedule 14D-9 such information as is required under such Rule, Section and Schedule. Parent agrees to furnish to the Company all information concerning Parent's designees which may be necessary to comply with the foregoing and agrees that such information will comply with the Exchange Act and the rules and regulations thereunder and other applicable laws. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected or appointed to the Board of Directors of the Company after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of at least a majority of the directors of the Company who are not Parent Insiders shall be required to (a) amend or terminate this Agreement by the Company, (b) waive any of the Company's material rights, benefits or remedies hereunder, (c) extend the time for performance of Parent's and Merger Sub's respective obligations hereunder, or (d) take any other action by the Company's Board of Directors under or in connection with this Agreement which would adversely affect the ability of the shareholders of the Company to receive the Merger Consideration.

                           4.1.(b) The directors of Merger Sub immediately prior
to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law.

                  4.2.     Officers.

                  The persons listed on Schedule 4.2 shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the Bylaws.

         5.       EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
CERTIFICATES

                  5.1.     Effect on Capital Stock.

                  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                           5.1.(a) Merger Consideration. Each share of the
voting Common Stock, par value $0.01 per share, of the Company (a "Share" and, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent (collectively, the "Parent Companies") or Shares that are owned by the Company and in each case not held on behalf of third parties or Shares that are owned by Dissenting Shareholders (collectively, "Excluded Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, extinguished and converted into the right to receive, without any interest, an amount in cash equal to $12.50 per Share (the "Merger Consideration") or such greater amount which may be paid pursuant to the Offer. As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration for each Share upon the surrender of such Certificate in accordance with Section 5.2 or, with respect to Shares held by Dissenting Shareholders, the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with
Section 607.1302 of the FBCA.

                           5.1.(b) Cancellation of Shares. Each Excluded Share
shall cease to be outstanding, shall, by virtue of the Merger, be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                           5.1.(c) Merger Sub. Each share of Common Stock, par
value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  5.2.     Surrender of Certificates.

                           5.2.(a) Paying Agent. At the Effective Time, Parent
shall deposit, or shall cause to be deposited, with The Bank of New York or such other party reasonably satisfactory to the Company, to act as paying agent (the "Paying Agent"), selected by Parent (within 15 days after the date hereof) with the Company's prior approval for the benefit of the holders of Shares, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration to all holders of Shares (such cash being hereinafter referred to as the "Exchange Fund") . To the extent not required within five Business Days for payment with respect to surrendered Shares, proceeds in the Exchange Fund may be invested by the Paying Agent, if and as directed by Parent (as long as such investments do not impair the rights of holders of Shares) in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or certificates of deposit issued by a commercial bank having at least $10 billion in assets, and any net earnings with respect thereto shall be paid to Parent as and when requested by the Parent; provided that at no time may the amount of the Exchange Fund be reduced below an amount necessary to make payments of the Merger Consideration for all Shares not theretofore submitted.

                           5.2.(b) Exchange Procedures. As soon as practicable
after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the Effective Time (other than holders of Excluded Shares) (i) a letter of transmittal specifying that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amounts of cash payable hereunder to a Person other than the Person in whose name the surrendered Certificate is registered on the transfer books of the Company. Subject to Section 5.2(e), upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in an amount equal to (after giving effect to any required tax withholdings) the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check in the amount payable hereunder, upon due surrender of the Certificate, may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as hereinafter defined) or other entity of any kind or nature.

                           5.2.(c) Transfers. At or after the Effective Time,
there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 5.

                           5.2.(d) Termination of Exchange Fund. Any portion of
the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be returned to the Surviving Corporation. Any shareholders of the Company who have not theretofore complied with this Section 5 shall thereafter look to the Surviving Corporation for payment of the Merger Consideration payable upon due surrender of their Certificates (or affidavits of loss in lieu thereof) in accordance with this Agreement, in each case, without any interest thereon.

                           5.2.(e) Lost, Stolen or Destroyed Certificates. In
the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent or Surviving Corporation, the posting by such Person of a bond in a reasonable amount as the Parent or Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash such Persons are entitled to hereunder upon due surrender of the Shares represented by such Certificate pursuant to this Agreement.

                  5.3.     Dissenters' Rights.

                  Notwithstanding anything in this Agreement to the contrary, if required under the FBCA, but only to the extent required thereby, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders ("Dissenting Shareholders") who (A) have not voted in favor of or consented to the Merger and (B) in the manner provided in Section 607.1320 of the FBCA shall have delivered a written notice of intent to demand payment for such Shares if the Merger is effectuated in the time and manner provided in FBCA and (C) shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the FBCA shall not be converted into the right to receive the Merger Consideration, but shall, in lieu thereof, be entitled to receive the consideration as shall be determined pursuant to Sections 607.1301 through 607.1320 of the FBCA; provided, however, that any such holder who shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the FBCA, shall thereupon be deemed to have had such Person's Shares converted, at the Effective Time, into the right to receive the Merger Consideration set forth herein, without any interest or dividends thereon. Notwithstanding anything to the contrary contained in this

Section 5.3, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any Dissenting Shareholder to be paid the fair value of such Dissenting Shareholder's Shares pursuant to Section 607.1302 of the FBCA shall cease as provided in the FBCA. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Shares held by Dissenting Shareholders. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  5.4.     Adjustments to Prevent Dilution.

                  The Company shall not, without the prior written consent of the Parent (which consent shall not be unreasonably withheld), change the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction. In the event of any such change, the Merger Consideration shall be equitably adjusted.

                  5.5.     Merger Without Meeting of Stockholders.

                  Notwithstanding the foregoing, if Merger Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 80 percent of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 607.1104 of the FBCA.

         6.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Except as set forth in the disclosure letter delivered to Parent by the Company on or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub that (for purposes of the representations and warranties in this Section 6 that relate to events occurring or conditions existing in the past, references to the Company shall be deemed to include its previously existing Subsidiary (as such term is hereinafter defined):

                  6.1.     Organization, Good Standing and Qualification.

                  The Company has no Subsidiaries (as hereinafter defined). The Company is a corporation duly organized, validly existing and of active status under the laws of the State of Florida and has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect (as hereinafter defined). The Company has delivered to Parent complete and correct copies of the Company's articles of incorporation and bylaws (or comparable governing instruments), as amended to the date hereof. The Company's articles of incorporation and bylaws (or comparable governing instruments) so delivered are in full force and effect.

                  As used in this Agreement, the term "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

                  As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, assets, operations or results of operations of the Company taken as a whole; including any such effect resulting from any change in economic or business conditions generally or in the industries of the Company specifically.

                  6.2.     Capital Structure.

                  The authorized capital stock of the Company consists of 25,000,000 Shares, of which 11,252,311 Shares were outstanding as of the close of business on December 20, 1999. No shares of capital stock of the Company are held by the Company in its treasury or by the Company's Subsidiaries. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for or subject to issuance, except that, as of December 20, 1999, there were 1,732,750 Company Options (as defined below) to purchase Shares outstanding, 1,732,750 Shares reserved in the aggregate for issuance upon exercise of such Company Options pursuant to the 1995 Stock Incentive Plan as Adopted by the Board of Directors and the Stock Option Committee on March 17, 1995 and as Amended and Restated Effective as of May 6, 1997 and as Amended and Restated effective as of January 8, 1999 (the "Company Stock Plan"), and 759,117 Shares were reserved for future grants under the Company Stock Plan. No shares of capital stock of the Company are held by the Company in its treasury. Except as set forth above, there are no other shares of capital stock or voting securities of the Company and there are preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt") After the Effective Time, and after giving effect to Section 8.8(a) hereof, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Compensation or Benefit Plan (as defined below). There are no voting trusts or other agreements or understandings to which the Company or any of the Company's directors or officers is a party with respect to the voting of capital stock of the Company.

                  6.3.     Corporate Authority; Approval and Fairness.

                           6.3.(a) The Company has all requisite corporate power
and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and all agreements and documents contemplated hereby or executed in connection herewith (the "Ancillary Documents") and to consummate, subject only to approval of the Merger by the holders of a majority of the outstanding Shares if required by applicable law (the "Company Requisite Vote"), the transactions contemplated by this Agreement and the Ancillary Documents. This Agreement has been and at the time of execution each Ancillary Document will have been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement and the Ancillary Documents by Parent and Merger Sub, each is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                           6.3.(b) The Board of Directors of the Company (A) at
a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Offer and the Merger (as hereinafter defined), determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve the Merger and this Agreement, and (ii) taking all action necessary to render Sections 607.0901 and
607.0902 of the Florida Business Corporation Act, as amended (the "FBCA") inapplicable to, and have no adverse effect on, Parent and Merger Sub, the Offer, the Merger, this Agreement, any of the Ancillary Documents or Offer Documents, and any of the transactions contemplated hereby and thereby, and (B) has received the opinion of its financial advisor, CIBC World Markets Corp. (the "Financial Advisor"), to the effect that, as of the date of this Agreement, the $12.50 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares (other than Parent and its affiliates) is fair from a financial point of view to such holders. The Company has been authorized by the Financial Advisor to permit the inclusion of its opinion in its entirety and references thereto, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld) in the Offer to Purchase, the Schedule 14D-9 and the Proxy Statement (as hereinafter defined).

                  6.4.     Governmental Filings; No Violations.

                           6.4.(a) Other than the filings and/or notices (A)
pursuant to Section 2.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) under the Securities Exchange Act of 1934 (the "Exchange Act"), and (D) under the Exon-Florio Amendment to the Omnibus Trade and Competitiveness Act of 1988 (the "Exon-Florio Amendment"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (each a "Governmental Entity"), in connection with the execution and delivery of this Agreement and any of the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby or thereby, except for those that the failure to make or obtain, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                           6.4.(b) The execution, delivery and performance of
this Agreement and any of the Ancillary Documents by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, a conflict with or a default under, either the articles of incorporation of the Company or bylaws of the Company or the comparable governing instruments of any of its Subsidiaries, in each case as amended to date, (B) a breach or violation of, a conflict with, or a default under, the acceleration of any obligations, the termination or in a right of termination of, the triggering of any payment or other obligation pursuant to, there being declared void, voidable, or without further binding effect, or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company (in each case with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other commitment or obligation ("Contracts") not otherwise terminable by the Company thereto on ninety (90) days' or less notice without payment of any termination fees or other amounts binding upon the Company or any Law or governmental or non-governmental permit or license to which the Company is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change, that, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  6.5.     Company Reports; Financial Statements.

                  The Company has made available to Parent each registration statement, report, proxy statement or information statement filed by it since November 30, 1998 (the "Audit Date") and prior to the date hereof, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1998, and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 1999, and May 31, 1999, and August 31, 1999, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including amendments of any such reports as amended, the "Company Reports"). As of their respective dates, (i) the Company Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, and (ii) none of the Company SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements (including any notes and related schedules) of the Company included in the Company Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC). Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company as of its date and each of the consolidated statements of income and of consolidated statements of cash flow included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The Company has no liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the audited balance sheet of the Company as at November 30, 1998 (the "Audit Date") (including the notes thereto), or (b) which (i) individually or in the aggregate, would not have a Company Material Adverse Effect, or (ii) are disclosed or reflected in the Company SEC Reports filed after the Audit Date and prior to the date of this Agreement. The reserves established by the Company in the Company's consolidated balance sheet as of November 30, 1998 (the "1998 Balance Sheet") are, in the Company's good faith judgement, adequate to fund the liabilities covered thereby. Since January 1, 1996, the Company has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. This paragraph is qualified in its entirety by those exceptions that would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

                  6.6.     Absence of Certain Changes.

                  Except as disclosed in the Company Reports or as permitted hereunder, since the Audit Date, the Company has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business consistent with past practice and there has not been (i) any Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or material property owned, leased or otherwise used by the Company, not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods which is not required or permitted by GAAP. Since the Audit Date and through the date hereof, except as provided for herein or as disclosed in the Company Reports, there has not been any material increase in the compensation payable or that could become payable by the Company to officers or key employees or any material amendment of any of the Compensation and Benefit Plans (as hereinafter defined) other than increases or amendments in the ordinary course.

                  6.7.     Litigation and Liabilities.

                  Except as disclosed in the Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company listed on Schedule 6.7, after due inquiry("Knowledge of the Company"), relating to or threatened against the Company.

                  6.8.     Employee Benefits.

                           6.8.(a) A true and correct copy of each bonus,
deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees or former employees of the Company ("Employees"), or directors or former directors of the Company (the "Compensation and Benefit Plans") including amendments thereto and
(i) any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans, (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iv) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; and (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan have been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 6.8 of the Company Disclosure Letter and any Compensation and Benefit Plans containing "change of control" or similar provisions therein are specifically identified in
Section 6.8 of the Company Disclosure Letter.

                           6.8.(b) All Compensation and Benefit Plans covering
Employees (the "Plans") are in substantial compliance with all applicable laws, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent applicable. Each Compensation and Benefit Plan has been administered in substantial compliance with its terms and the requirements of ERISA and the Code, to the extent applicable. Each Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and to the Knowledge of the Company there are no circumstances reasonably likely to result in revocation of any such favorable determination letter. As of the date hereof, there is no material pending or, to the Knowledge of the Company, threatened litigation, regulatory inquiry or audit relating to the Compensation and Benefit Plans. Neither the Company nor any employee, officer or director thereof, nor, to the Knowledge of the Company, no other third-party with respect to the Plans, has engaged in a transaction with respect to any Plan that could subject the Company to any liability under Section 4975 of the Code or Section 502 of ERISA or could require indemnification by the Company.

                           6.8.(c) As of the date hereof, no liability under
Subtitle C or D of Title IV of ERISA has been incurred or is reasonably expected to be incurred by the Company, any Subsidiary or any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them. The Company, its Subsidiaries and its ERISA Affiliates have not incurred and do not reasonably expect to incur any termination or withdrawal liability with respect to a multiemployer plan under Subtitle C or E to Title IV of ERISA. No notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by the Company, any Subsidiary or any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                           6.8.(d) All contributions required to be made under
the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency," within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company nor any ERISA Affiliate has an outstanding funding waiver (whether or not waived) as of the last day of the most recent plan year ended prior to the date hereof. Neither the Company nor any ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                           6.8.(e) Under each Pension Plan which is a single
employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001 (a) (16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                           6.8.(f) The Company does not have any obligations for
retiree health and life benefits under any Compensation and Benefit Plan. The Company and its ERISA Affiliates have at all times complied with the continuation coverage requirements of Code Section 4980B, or similar state law.

                           6.8.(g) The consummation of the Merger and the other
transactions contemplated by this Agreement will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans. No payment or benefit which will or may be made by the Company, Parent, any Subsidiary or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                           6.8.(h) Each Compensation and Benefit Plan can be
amended, terminated or otherwise discontinued without liability to the Company, Parent, any Subsidiary or any ERISA Affiliate.

                           6.8.(i) Notwithstanding anything to the contrary
contained in this Section 6.8, the representations and warranties contained in this Section 6.8 shall be deemed to be true and correct unless such failures to be true and correct are reasonably likely to have a Company Material Adverse Effect.

                  6.9.     Compliance with Laws.

                  The business of the Company is not in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, "Laws"), except for violations that would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. No investigation, audit or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as presently conducted, except for those the absence of which would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except (i) as disclosed in Schedule 6.9 of the Disclosure Letter and (ii) for those the absence of which individually or in the aggregate would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, there is no judgement, decree, order, injunction, writ or ruling of any Governmental Entity or any arbitration outstanding against the Company.

                  6.10.    Takeover Statutes.

                  As of the date hereof, no "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Sections 607.0901 and 607.0902 of the FBCA) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the articles of incorporation of the Company or bylaws of the Company is applicable to the Company, the Shares, the Offer, the Merger, this Agreement, the Ancillary Documents, or any of the other transactions contemplated by this Agreement, and the Company has received an opinion to that effect from Foley & Lardner ("Outside Counsel").

                  6.11.    Environmental Matters.

                  Except as disclosed in the Company Reports and except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company: (i) is in compliance with all applicable Environmental Laws (as hereinafter defined); (ii) has obtained and is in compliance with all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (as hereinafter defined) (collectively, "Environmental Permits"); and the Company has made all appropriate filings for the issuance or renewal of such Environmental Permits (other than in connection with the transactions contemplated hereby); (iii) all of the owned real property, leased real property or any other real property operated or controlled by the Company (collectively, "Real Property") is free of any contamination arising out of, relating to, or resulting from the release or other dissemination by the Company of any Hazardous Substances (as hereinafter defined), and there has been no release or other dissemination at any time of any Hazardous Substances at, on, about, under or within any Real Property or any real property formerly owned, leased, operated or controlled by the Company or any predecessor thereof (other than pursuant to and in accordance with Environmental Permits); (iv) there are no notices (including, without limitation, notices that the Company is or may be a potentially responsible person or otherwise liable in connection with any waste disposal or other site containing Hazardous Substances), civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to any Environmental Matters (including, without limitation, the failure to comply with any Environmental Law or the failure to have, or to comply with, any Environmental Permits); (v) there are no present or past conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans: (1) that are reasonably likely to interfere with or prevent continued compliance by the

Company with Environmental Laws or the requirements of Environmental Permits, or
(2) that are reasonably likely to give rise to any liability under any Environmental Laws; (vi) the Company has not disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any site which has been placed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list, or any comparable state list of properties to be investigated and/or remediated; and
(vii) the Company has delivered or made available to Parent true and complete copies and results of any material reports, studies, analyses, tests, or monitoring in the possession of the Company, in each case relating to any Environmental Matters with respect to the Company (including without limitation any Hazardous Substances at, on, about, under or within any Real Property or any real property formerly owned, leased, operated or controlled by the Company or any predecessor thereof).

                  As used herein, the term "Environmental Law" means any federal, state, local or foreign statute, law, regulation, code, order, decree, permit, authorization, common law or agency requirement as in effect, as interpreted as of the date hereof relating to: Environmental Matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"); the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Federal Clean Air Act, as amended; the Toxic Substances Control Act, as amended; the Safe Drinking Water Act, as amended; the Pollution Control Act of 1990, as amended.

                  As used herein, the term "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

                  As used herein, the term "Hazardous Substance" means any substance that is listed, classified or regulated pursuant to any Environmental Law including any petroleum product or any by-product or fraction thereof, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon , urea formaldehyde foam insulation, natural gas; and any chemicals, materials or substances, which are defined as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law.

                  6.12.    Taxes.

                  (i) The Company has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed and all such filed Tax Returns are true, correct and complete in all material respects; (ii) the Company has paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and that would not have a Company Material Adverse Effect; (iii) the most recent financial statements contained in the reports filed with the SEC by the Company reflect full reserves for all Taxes payable by the Company for all Tax periods and portions thereof through the date of such financial statements, (iv) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against the Company that has not been paid or fully reserved for on the financial statements of the Company, and, to the Knowledge of the Company, no such deficiency or adjustment has been threatened;
(v) there are no Liens for Taxes upon the assets or property of the Company, except Liens for current Taxes not yet due; (vi) the Company has withheld and paid over to the relevant Tax authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties; (vii) the Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement; (viii) no "consent" within the meaning of Section 341(f) of the Code has been filed with respect to the Company; and (ix) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except, in each case, for those failures to file or pay or those waivers that would not have a Company Material Adverse Effect. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and there are no outstanding waivers or pending requests for waivers to extend the statutory period of limitations to assess any Taxes on the Company.

                  As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, transfer, license, premium, alternative or added minimum, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and including any liability in respect of any Tax as a transferee or successor, by Law, Contract or otherwise, (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, forms, claims for refund, declaration of estimated Tax and information returns) required to be supplied to a Tax authority relating to Taxes and (iii) "Audit" shall mean any audit, assessment of Taxes, other examination by any Tax authority, proceeding or appeal of such proceeding relating to Taxes.

                  6.13.    Labor Matters.

                  The Company is not the subject of any labor dispute (other than routine individual grievances) or labor arbitration proceeding or any material proceeding asserting that the Company has committed an unfair labor practice nor is there pending or, to the Knowledge of the Company, threatened, nor since January 1, 1996 has there been any (i) labor strike, dispute, walk-out, work stoppage, slow-down or lockout, labor dispute (other than routine individual grievances) or labor arbitration proceeding or any involving the Company, or (ii) any activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

                  6.14.    Intellectual Property.

                           6.14.(a) Company possess all right, title and
interest in and to the Company Intellectual Property, free and clear of any encumbrances licenses or other restriction, or are properly licensed to use the Company Intellectual Property , and has the right to require the applicant of any Company Intellectual Property which is an application, including but not limited to patent applications, trademark applications, service mark applications, copyright applications, or mask work applications, to transfer ownership to the Company of the application and of the registration once it issues, and to the Knowledge of the Company all registered patents, trademarks, service marks and copyrights are valid and subsisting and in full force and effect in each case, except for any failures of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect.

                           6.14.(b) Except as disclosed in the Company
Disclosure Letter:

                                  (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party as of the date hereof and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software;

                                  (ii) The Company Intellectual Property is all the Intellectual Property that is necessary for the ownership, maintenance and operation of the Company's properties and assets and the Company have the right to use all of the Company Intellectual Property in all jurisdictions in which the Company has conducted its business and the consummation of the transactions contemplated hereby will not alter or impair any such rights;

                                  (iii) to the Knowledge of the Company no third
                  party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Company Intellectual Property;

                                  (iv)  to the Knowledge of the Company no
                  action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been made, is pending, or, to the Knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of any Company Intellectual Property;

                                  (v) to the Knowledge of the Company, Company
                  has not, and the continued operation of the business as presently conducted will not, interfere with, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of third parties, and the Company has not received any charge, complaint, claim, demand or notice so alleging (including any claim that the Company must license or refrain from using any intellectual property rights of any third party);

                                  (vi) the Company has never agreed to indemnify
                  any person for or against any interference, infringement, misappropriation or other conflict with respect to any Company Intellectual Property;

         "Company Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, print and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing categories of intellectual property listed in subsections (a) through (g) herein (in whatever form or medium), and (i) all licenses, sublicenses, agreements, or permissions related to the foregoing categories of intellectual property listed in subsections (a) through (g) herein (categories (a) through (i) herein are collectively referred to as "Intellectual Property") which is owned by or licensed to Company and is used, or has been used in connection with the business.

                  6.15.    Brokers and Finders.

                  Except for CIBC World Markets Corp., the arrangements with which have been disclosed to Parent prior to the date hereof, neither the Company nor any of its officers, directors or employees has employed any broker or finder or has entered into any contract, arrangement or understanding which may result in the obligation of Parent or the Company to pay any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  6.16.    Year 2000.

                           6.16.(a) The Company has developed a plan which it
reasonably believes is designed to confirm that all computer software and systems (including hardware, firmware, operating system software, utilities, embedded processors and application's software) used in and material to the business of the Company are designed to operate during and after the calendar year 2000 to accurately process data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations and the Company is not aware of any flaws in any of the computer software and systems owned by it and used in and material to the business of the Company that would have a Company Material Adverse Effect.

                           6.16.(b) Except for such matter that would not
individually or in the aggregate, have a Company Material Adverse Effect, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used or relied on by any Entity in the conduct of its business, and none of the products and services sold, licensed, rendered, or otherwise provided by any Entity in the conduct of its business, (collectively, "Software, Hardware, and Services") will malfunction, cease to function, generate incorrect data or produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries, provided that the Software, Hardware, and Services are used in accordance with their product documentation and provided that all external third party hardware, software, firmware and services used in combination therewith properly exchange date data with the Software, Hardware, and Services.

                  6.17.    Title to Assets.

                  Except as set forth in the 1998 Balance Sheet, the Company has good and marketable title to all of its real and personal properties and assets reflected on the 1998 Balance Sheet (other than assets disposed of since November 30, 1998 in the ordinary course of business consistent with past practice or acquired since November 30, 1998), in each case free and clear of all claims, liens, pledges, encumbrances, security interests, options, or other similar restrictions ("Encumbrances") except for (i) Encumbrances which secure indebtedness which is properly reflected in the 1998 Balance Sheet or in the Company Reports, (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the 1998 Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not, individually or in the aggregate, have a Material Adverse Effect. Except for intellectual property which is specifically dealt with in Section 6.14 above and except as set forth in the Company Disclosure Letter, the Company either owns, or has valid leasehold interests in, all properties and assets used by it in the conduct of its business except where the absence of such ownership or leasehold interest would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  6.18.    Insurance Policies.

                  The Company maintains in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice. A complete list of all material insurance policies is set forth in the Company Disclosure Letter. Except as set forth in the Company Disclosure Letter, the Company is not now liable, nor will it become liable, for any retroactive premium adjustment not reflected in the 1998 Balance Sheet. All such policies are valid and enforceable and in full force and effect, all premiums owed in respect thereof have been timely paid, and the Company has not received any notice of premium increase or cancellation with respect to any of its insurance policies or bonds. Except as set forth in the Company Disclosure Letter and except for any matters which, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the transaction contemplated by this Agreement, there are no claims pending as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Within the last three years, the Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that their existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

                  6.19.    Material Contracts.

                           6.19.(a) The Company has delivered or made available
to the Parent true and complete copies (or in the case of oral contracts, summaries), of each of the Company's Material Contracts. For the purposes hereof, "Material Contracts" means all (i) Contracts for borrowed money or guarantees thereof, (ii) Contracts to acquire or dispose of any businesses or any material assets other than sales of the Company's products in the ordinary course of business and purchases of supplies and equipment in the ordinary course of business, (iii) Contracts involving any swap or option transaction relating to commodities, interest rates, foreign exchange, or currency or other similar transactions customarily known as a derivative ("Derivatives"); (iv) Contracts containing an agreement by the Company restricting its ability to engage in any line of business or other activity; (v) Contracts entered into by the Company, any of its Subsidiaries or their respective predecessors since January 1, 1996 involving the sale or other disposition by such parties of one or more business units, divisions or entities (including former Subsidiaries) with respect to which the Company's surviving liability (including indemnities), or other obligations (including deferred payment and earn-out obligations), could reasonably be expected to exceed $100,000, or which require funds to be held in trust or escrow for the benefit of a third party; (vi) Contracts involving the investment, including by way of capital contribution, loan or advance, by the Company or any of its Subsidiaries of more than $10,000 in any other person, firm or entity; (vii) Contracts to purchase materials, supplies or other assets, other than purchase orders entered into in the ordinary course of business, involving obligations of more than $25,000 individually, and $100,000 in the aggregate; (viii) Contracts with any of the Company's top ten customers, as determined by net sales to such customers for the one-year period ended November 30, 1998 and (ix) other Contracts which involve the payment or receipt of $100,000 or more per year.

                           6.19.(b) Each Material Contract is in full force and
effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                           6.19.(c) The Company has not received any written
notice of default under any Material Contract, no default (beyond any applicable grace or cure period) has occurred under any Material Contract on the part of the Company, or, to the Company's knowledge, on the part of any party thereto, nor has any event occurred which, with the giving of notice or the lapse of time or both, would constitute any default on the part of the Company under any Material Contract nor, to the Company's knowledge, has any event occurred which with the giving of notice or lapse of time, or both, would constitute any default on the part of any other party to any Material Contract.

                           6.19.(d) Except as described in Section 6.18 of the
Disclosure Letter, no consent or approval of any party to any of the Material Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby to which the Company is a party.

                           6.19.(e) To the knowledge of the Company, except for
Contracts to which the Company is a party, no officer, director or employee of the Company is bound by any Contract that purports to limit the ability of such officer, director or employee to (i) engage in or continue any conduct, activity or practice relating to the business of the Company, or (ii) assign to any Person any rights to any invention, improvement or discovery.

                  6.20.    Vote Required.

                  Unless the Merger may be consummated in accordance with
Section 607.1104 of the FBCA, in which case no vote of the holders of the Shares is required to approve the Merger, this Agreement and the transactions contemplated hereby, the Company Requisite Vote is the only vote or approval of the holders of any series or class of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

                  6.21.    Offer Documents.

                  None of the information contained in the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), any related schedule required to be filed by the Company with the SEC or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 or Information Statement or any schedule, amendment or supplement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer

Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to acceptance of the offer and payment for the Shares by Merger Sub, the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Parent shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its stockholders.

                  6.22.    No other Representations or Warranties.

                  Except for the representations and warranties contained in this Agreement or in the Ancillary Documents, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

         7.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

         Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub each hereby represent and warrant to the Company that:

                  7.1.     Ownership of Company Shares.

                  Neither Parent nor any of its Subsidiaries (i) owns any of the Shares, and (ii) will acquire any of the Shares except pursuant to the Offer.

                  7.2.     Capitalization of Merger Sub.

                  The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $.01 per share, of Merger Sub all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub authorized, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement.

                  7.3.     Organization, Good Standing and Qualification.

                  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (or active status) under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect (as hereinafter defined). Parent has delivered to the Company a complete and correct copy of Merger Sub's articles of incorporation and bylaws (or comparable governing instruments), as amended to the date hereof. Merger Sub's articles of incorporation and bylaws (or comparable governing instruments) so delivered are in full force and effect.

                  As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect that materially adversely effects the ability of Parent to consummate the transactions contemplated by this Agreement or that would prevent or materially delay the consummation of the Merger.

                  7.4.     Corporate Authority; Approval and Fairness.

                  No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Offer and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby. The consummation of the transactions contemplated hereby and thereby has been duly authorized by the respective Boards of Directors of Parent and Merger Sub and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents, by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby. This Agreement has been and at the time of execution each Ancillary Document will have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement and the Ancillary Documents, by the Company, each is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                  7.5.     Governmental Filings; No Violations.

                           7.5.(a) Other than the filings and/or notices (A)
pursuant to Section 2.3, (B) under the HSR Act, (C) the Exchange Act and (D) under the Exon-Florio Amendment, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement and the Ancillary Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the Offer and the other transactions contemplated hereby and thereby, except for those that the failure to make or obtain, individually or in the aggregate, would not have a Parent Material Adverse Effect.

                           7.5.(b) The execution, delivery and performance of
this Agreement and the Ancillary Documents by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Offer, the Merger or the other transactions contemplated hereby and thereby will not, constitute or result in a breach or violation of, or conflict with, or a default under, either the articles of incorporation or bylaws of Parent and Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, in each case as amended to date.

                  7.6.     Compliance with Laws.

                  The business of Parent and its Subsidiaries taken as a whole is not being conducted in violation of any Laws, except for violations that would not have a Parent Material Adverse Effect.

                  7.7.     Takeover Statutes.

                  No Takeover Statute or restrictive provision of any applicable anti-takeover provision in the certificate of incorporation of Parent or bylaws of Parent is, applicable to Parent, Merger Sub, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

                  7.8.     Funds.

                  Parent and Merger Sub will have the funds necessary to consummate the Offer and the Merger.

                  7.9.     Other Documents.

                  None of the information contained in the Schedule 14D-1, any related schedule required to be filed by the Parent or Merger Sub with the SEC or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by Parent or Merger Sub with respect to information supplied by Company specifically for inclusion in the Schedule 14D-1 or any schedule, amendment or supplement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9 or the Information Schedule or related schedule, amendment or supplement will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to acceptance of the offer and payment for the Shares by Merger Sub, either Parent or Merger Sub shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company, and in the event Company shall advise Parent or Merger Sub as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Parent or Merger Sub shall promptly amend or supplement such document as required and distribute the same to its stockholders.

                  7.10.    No other Representations or Warranties.

                  Except for the representations and warranties contained in this Agreement or in the Ancillary Documents neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates.

         8.       COVENANTS

                  8.1.     Interim Operations of the Company.

                  From the date hereof through the Effective Time, the Company covenants and agrees that (i) its operations and business shall be conducted in the ordinary and usual course and, to the extent consistent therewith, (ii) it shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, maintain in effect all existing material qualifications, licenses, permits, approvals and other authorizations, comply with all applicable Laws, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify Parent of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect). Without limiting the generality of the foregoing, except as otherwise set forth in Section 8.1(a) of the Company Disclosure Letter, the Company covenants and agrees that, from the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or by Law):

                                    (i)   it shall not (x) except to the extent
                  required by law or the rules and regulations of NASDAQ, amend its articles of incorporation or bylaws; (y) split, combine or reclassify its outstanding shares of capital stock; (aa) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock or (bb) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than Options granted prior to the date hereof, in accordance with their respective terms as in effect on the date hereof or as contemplated by this Agreement);

                                    (ii)  it shall not (x) issue, sell, pledge,
                  dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than Shares issuable pursuant to options (whether or not vested) outstanding on the date hereof under the Company Stock Plan);
                  (y) lease, license, guarantee, mortgage, pledge, or encumber any other property or assets which have an aggregate fair market value in excess of $10,000 or incur or modify any material indebtedness for borrowed money or guarantee any such indebtedness in an amount in excess of, in the aggregate, $10,000; (z) other than in the ordinary and usual course of business, transfer, sell or dispose of any other property or assets, which have an aggregate fair market value in excess of $10,000 or (aa) by any means, make any significant acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) of any person in an amount in excess of, in the aggregate, $10,000;

                                    (iii) it shall not terminate, establish,
                  adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans, or increase the salary, wage, bonus or other compensation of any employees except for grants or awards or increases under existing Compensation and Benefit Plans occurring in the ordinary and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases), annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired non-key employees of the Company hired in the ordinary course of business consistent with past practices to replace employees leaving the Company or except for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof; and

                                    (iv)   it shall not enter into any
                  transaction involving a merger, consolidation, reorganization, share exchange, or similar transaction involving, or any purchase of any assets or any securities of it;

                                    (v)    it shall not settle or compromise any
                  pending or threatened Litigation, other than settlements which involve solely the payment of money (without admission of liability) not to exceed $100,000 in any one case;

                                    (vi)   it shall not assume, guarantee or
                  otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

                                    (vii)  it shall not make or forgive any
                  loans, advances or capital contributions to, or investments in, any other person in excess of $20,000 in any one case;

                                    (viii) it shall not make any Tax election or
                  settle any Tax liability;

                                    (ix)   it shall not waive, amend or allow to
                  lapse any term or condition of any confidentiality or "standstill" agreement to which the Company is a party, unless such lapse occurs in accordance with such agreements terms;

                                    (x)    it shall not grant or amend any stock
                  related or performance awards except as listed on Schedule 8.1(a)(x);

                                    (xi)   it shall not make any material
                  changes in the type or amount of their insurance coverage or permit any insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business or except as otherwise provided in this Agreement;

                                    (xii)  it shall not make any capital
                  expenditures in the aggregate for the Company in excess of the amounts specified in the Company's budget for capital expenditures, a true and complete copy of which has previously been delivered to Parent, or otherwise acquire assets not in the ordinary course of business;

                                    (xiii) it shall not, except as may be
                  required by law or generally acceptable accounting principles and with prior written notice to Parent, change any material accounting principles or practices used by the Company;

                                    (xiv)  it shall not enter into any Contracts
                  for Derivatives;

                                    (xv)   it shall not waive, relinquish,
                  release or terminate any right or claim, including any such right or claim under any material Contract or permit any rights of material value to use any Intellectual Property to lapse or be forfeited, in each case, except in the ordinary course of business consistent with the past practice of the Company;

                                    (xvi)  it shall not take any action to cause
                  the Shares to be delisted from NASDAQ prior to the completion of the Offer or (if no Offer is made) the Merger; and

                                    (xvii) it will not authorize or enter into
                  an agreement to do anything prohibited by the foregoing.

                  8.2.     Acquisition Proposals.

                           8.2.(a) The Company agrees that neither it nor any of
its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its best reasonable efforts to cause its and its Subsidiaries' employees, agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. The Company further agrees that neither it nor any of its Subsidiaries nor any of its or its Subsidiaries' officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either the Company or any of its representatives or the Board of Directors of the Company from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or otherwise complying with the Exchange Act; (B) providing information in response to a request therefor by a Person who has made an unsolicited written Acquisition Proposal; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited Acquisition Proposal or otherwise facilitating any effort or attempt to implement an Acquisition Proposal if (i) the Acquisition Proposal is a Superior Proposal and (ii) the Company's Board of Directors determines, upon advice from outside legal counsel to the Company, that the failure to engage in the negotiations or discussions or provide the information would result in a breach of the fiduciary duties of the Board of Directors of the Company under applicable law. Any information furnished to any Person in connection with any Acquisition Proposal shall be provided pursuant to a confidentiality and standstill agreement on customary terms (including without limitation prohibitions on unsolicited tender offers, acquisitions of equity interests in the Company, proposals to acquire stock or assets, formation of
Section 13(d) groups, public request for release from the standstill, actions that would require the Company to make a public announcement, engaging in proxy contests, etc.). Subject to all of the foregoing requirements, the Company will immediately notify Parent orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or which could lead to a Acquisition Proposal and immediately notify Parent of all material terms of any Acquisition Proposal, including the identity of the Person making the Acquisition Proposal or the request for information, if known, and thereafter shall inform Parent on a timely, ongoing basis of the status and content of any discussions or negotiations with any Person, including immediately reporting any changes to the terms and conditions of the Acquisition Proposal.

                           8.2.(b) In the event the Board of Directors of the
Company has determined that a Acquisition Proposal constitutes a Superior Proposal, (i) the Company shall promptly notify the Parent thereof and (ii) for a period of three business days after delivery of such notice, the Company and its representatives, if requested by Parent, shall negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby on such adjusted terms. After such three business day period, the Board of Directors of the Company may then (and only then) withdraw or modify its approval or recommendation of the Merger and this Agreement and recommend such Superior Proposal.

                           8.2.(c) The Company agrees not to release any Person
from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, a Acquisition Proposal, or who the Company or any of its Representatives have had discussions with regarding a proposed, potential or contemplated Company Acquisition Transaction unless the Company's Board of Directors shall conclude, in good faith, that such action will lead to a Superior Proposal and after considering applicable provisions of state law, and upon advice from outside legal counsel to the Company, with respect to whether such action is required for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

                           8.2.(d)  For purposes of this Agreement:

                                    (i) "Acquisition Proposal" shall mean, with
                  respect to the Company, any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries, that constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (B) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the capital stock of the Company, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes

                  25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

                                    (ii)  Each of the transactions referred to
                  in clauses (A)-(D) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, is referred to herein as a "Company Acquisition Transaction"

                                    (iii) "Superior Proposal" means any bona
                  fide written offer made by a Person to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Shares then outstanding or all or substantially all the assets of the Company (A) on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the offer deemed relevant by such Board of Directors, including any break-up fees, expense reimbursement provisions, conditions to consummation, and the ability of the party making such proposal to obtain financing for such offer) are materially more favorable from a financial point of view to its stockholders than the Merger Consideration; and (B) that constitutes a transaction that, in such Board of Directors' judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

                           8.2.(e) Except as expressly permitted by Section
8.2(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or Company Acquisition Transaction. Nothing contained in this Section 8.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act. The Company agrees that it will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

                  8.3.     Filings; Other Actions; Notification.

                           8.3.(a) The Company and Parent shall promptly make
their respective filings and thereafter make any other required submissions under the HSR Act and the Exon-Florio Amendment with respect to the Merger and, if applicable, the Offer, and cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective best reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Offer and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that Parent shall not be required by any provision of this Agreement to take any action, including entering into any consent decree, that requires the divestiture of a material amount of assets of Parent or any of its Subsidiaries. Each of Parent and the Company shall use its reasonable best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Offer and/or the Merger under the HSR Act, provided that the foregoing shall not require Parent to take any action that could directly or indirectly (x) impose limitations on the ability of Parent or Merger Sub (or any of their affiliates or Subsidiaries) effectively to acquire, operate or hold, or require Parent, Merger Sub or the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of their respective assets or business, (y) restrict any material future business activity by Parent, Merger Sub, the Company or any of their affiliates or Subsidiaries or (z) otherwise materially adversely affect Parent, Merger Sub, the Company or any of their respective affiliates or Subsidiaries. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

                           8.3.(b) The Company and Parent each shall, upon
request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

                           8.3.(c) Subject to any confidentiality obligations
and the preservation of any attorney-client privilege, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

                           8.3.(d) Without limiting the generality of the
undertakings pursuant to this Section 8.3, each of the Company and Parent agrees to provide promptly to any and all federal, state, local or foreign courts or Government Entity with jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Offer, the Merger and the transactions contemplated by this Agreement.

                  8.4.     Access.

                  Except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent's officers, employees, counsel, accountants and other authorized representatives full access, during normal business hours throughout the period prior to the Effective Time, to the properties, books, contracts, records, personnel, offices and other facilities of the Company and its Subsidiaries and their accountants and accountant's work papers, and permit Parent to make such copies and inspections thereof as Parent may reasonably request, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company and; provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or such Person as may be designated by either of its executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

                  8.5.     Stock Exchange De-listing.

                  Unless required by the rules of the National Association of Securities Dealers, subsequent to Merger Sub's payment for Shares and prior to the Effective Time, the Company shall not take any action to cause the Shares to be removed from quotation on the NASDAQ National Market System and de-registered under the Exchange Act.

                  8.6.     Meetings of the Company's Shareholders.

                  If approval or action in respect of the Merger by the shareholders of the Company is required by applicable law following expiration of the Offer and the purchase of Shares thereunder, the Company will promptly take, consistent with the FBCA and its articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of the Merger and this Agreement. The record date for the Stockholders Meeting shall be a date subsequent to the date Parent or Merger Sub becomes a record holder of Shares purchased pursuant to the Offer. Without limiting the generality of the foregoing, if required by applicable law, the Company shall immediately following the purchase of Shares pursuant to the Offer prepare an information or proxy statement (the "Proxy Statement"), file it with the SEC under the Exchange Act as promptly as practicable after Merger Sub purchases Shares pursuant to the

Offer, and use best efforts to have it cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company as of the record date for the shareholders' meeting referred to above. If required under applicable law, the Company and Parent shall prepare the Schedule 13e-3, file it with the SEC under the Exchange Act as promptly as practicable after Merger Sub purchases shares pursuant to the Offer and supplement and amend it as shall be required. The Company will use its best reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments of the SEC relating to the preliminary proxy or information statement and to cause the definitive Proxy Statement to be mailed to its shareholders, all at the earliest practical time. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or any other filing required to be made with the SEC, each party will promptly inform the other and cooperate in filing with the SEC and/or mailing to shareholders such amendment or supplement. The Proxy Statement and all amendments and supplements thereto shall comply with applicable law in all material respects and be in form and substance satisfactory to Parent. Subject to fiduciary requirements of applicable Law of the Board of Directors as advised by Outside Counsel, the Board of Directors of the Company shall recommend approval of the Merger, referral to which shall be included in the Proxy Statement and the Company shall take all lawful action to solicit such approval. The Company's obligations pursuant to the first sentence of this Section 8.6 shall not be affected by the withdrawal or modification by the Board of Directors of its recommendation of the Merger in accordance with the preceding sentence. At any such meeting of the Company all of the Shares then owned by the Parent Companies will be, subject to applicable laws, voted in favor of this Agreement. The Proxy Statement with respect to such meeting of shareholders, at the respective times filed with the SEC and mailed to shareholders, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Parent Companies furnished to the Company by Parent for use in the Proxy Statement. Notwithstanding the foregoing, in the event that Parent or Merger Sub shall acquire at least 80% of the outstanding shares of each class of capital stock of the Company pursuant to the

Offer, the parties hereto agree, at the request of Parent, to take all appropriate and necessary action to cause the Merger to become effective, as soon as practicable after the expiration or termination of the Offer and the transactions contemplated hereby, without a meeting of shareholders of the Company, in accordance with the FBCA.

                  8.7.     Publicity.

                  The initial press release shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or national market systems) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system.

                  8.8.     Benefits.

                           8.8.(a)  Stock Options.

                                    (i) The Company shall take all necessary
                  actions to cause (including plan amendments) prior to the Effective Time each outstanding option to purchase Shares which had not vested immediately prior to such time to become vested and fully exercisable.

                                    (ii) Prior to the Effective Time, the
                  Company shall take all necessary actions to cause each then outstanding option granted under the Stock Plans to purchase Shares (a "Company Option"), whether vested or unvested, to be cancelled, with the holder thereof becoming entitled to receive an amount of cash equal to the product of (x) the amount, if any, by which the Merger Consideration exceeds the exercise price per Share subject to such Company Option (whether vested or unvested) and (y) the number of Shares issuable pursuant to the unexercised portion of such Option, less any required withholding of taxes (such amount being hereinafter referred to as the "Option Consideration") . The Option Consideration shall be paid as soon as practicable following the Effective Time, but in any event within five (5) days following the Effective Time. The cancellation of a Company Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Option, and any required consents received from Company Option holders shall so provide.

                           8.8.(b) Employee Benefits. Except for the Company's
Stock Option Plan, Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans that are no less favorable in the aggregate than the Plans currently provided by the Company and its Subsidiaries to such employees. Following the Effective Time, Parent shall cause service by employees of the Company and its Subsidiaries (and any predecessor entities) to be taken into account for all purposes (including, without limitation, eligibility to participate, eligibility to commence benefits, vesting, benefit accrual and severance) under any benefit plans of Parent or its Subsidiaries (including the Surviving Corporation) . From and after the Effective Time, Parent shall (i) cause to be waived any pre-existing condition limitations under benefit plans of Parent or its Subsidiaries in which employees of the Company or its Subsidiaries participate and (ii) cause to be credited to any deductible or out of pocket expense of Parent's plans any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Parent and its Subsidiaries. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Compensation and Benefit Plans and all employee severance plans and all employment or severance agreements entered into by the Company or adopted by the Board of Directors of the Company prior to the date hereof.

                  8.9.     Indemnification; Directors' and Officers' Insurance.

                           8.9.(a) The Articles of Incorporation and Bylaws
shall contain the provisions with respect to indemnification set forth in
Article IV of the bylaws of the Company on the date of this Agreement and shall provide for indemnification to the fullest extent permitted by and in accordance with the FBCA, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time (or, in the case of matters known prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) .

                           8.9.(b) Following the Effective Time, Surviving
Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions by them in their capacity as such existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

                           8.9.(c) Any Indemnified Party wishing to claim
indemnification under paragraph (b) of this Section 8.9, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially and irreversibly prejudice Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Surviving Corporation shall have the right within ten days following the notification of Parent by the Indemnified Person of such claim, action, suit, proceeding or investigation to assume the defense thereof and Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Surviving Corporation elects not to assume such defense, counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Surviving Corporation and the Indemnified Parties or the Indemnified Parties have defenses available to them that are not available to Surviving Corporation, the Indemnified Parties may retain counsel satisfactory to them and reasonably acceptable to the Surviving Corporation, and Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties, provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld. If such indemnity is not available with respect to any Indemnified Party, then Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect the relative faults and benefits of the Company or Surviving Corporation (in the case of Surviving Corporation) and the Indemnified Parties. No settlements shall be made on behalf of an Indemnified Party without such Indemnified Party's consent (which consent shall not be unreasonably withheld) unless such settlement provides for a full release of such Indemnified Party.

                           8.9.(d) The Surviving Corporation shall maintain the
Company's existing officers' and directors' liability insurance ("D&O Insurance") until July 31, 2002 and shall agree to indemnify the directors and officers of Company to the fullest extent permitted by Florida law for acts or omissions by them in their capacity as such existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

                           8.9.(e) If the Surviving Corporation or any of its
successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 8.9.

                           8.9.(f) The provisions of this Section are intended
to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and shall be in addition to any other rights to indemnification (e.g. any assumed indemnification obligations) listed in the Company Disclosure Letter.

                  8.10.    Takeover Statute.

                  If any Takeover Statute is or may become applicable to the Shares, the Offer, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                  8.11.    Expenses.

                  Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Section 5. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

         9. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

                  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                  9.1.     Shareholder Approval.

                  If required by the FBCA, the Merger, this Agreement and the plan of merger shall have been duly approved by holders of a majority of the outstanding Shares in accordance with applicable law and the articles of incorporation and bylaws of the Company.

                  9.2.     HSR.

                  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

                  9.3.     Litigation.

                  No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect and permanently enjoins or otherwise prohibits consummation of the Merger (collectively, an "Order")

                  9.4.     Tender Offer.

                  Merger Sub (or one of the Parent Companies) shall have purchased Shares in an amount equal to at least the Minimum Conditions pursuant to the Offer.

         10.      TERMINATION

                  10.1.    Termination by Mutual Consent.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 9.1, by mutual written consent of the Company, Merger Sub and Parent by action of their respective Boards of Directors.

                  10.2.    Termination by Either Parent or the Company.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company (i) if any Order restraining, enjoining or otherwise prohibiting consummation of the Offer and/or the Merger shall become final and non-appealable after the parties have used their respective reasonable best efforts to have such Order removed, repealed or overturned (whether before or after the approval by the shareholders of the Company) (ii) if the Offer shall have expired or terminated without any Shares being purchased therein, provided, however, that the right to terminate this Agreement under this Section 10.2(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger Sub to purchase Shares in the Offer; or
(iii) if the Effective Time shall not occur by June 30, 2000, unless the Effective Time shall not have occurred because of a material breach of this Agreement by the party seeking to terminate this Agreement.

                  10.3.    Termination by the Company.

                  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company:

                  (i) at any time prior to the time Parent, Merger Sub or any of their affiliates shall purchase Shares pursuant to the Offer, upon three business days' prior notice to Parent if, as a result of a Superior Proposal,
(A) the Board of Directors shall have concluded in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to accept such Superior Proposal could reasonably be expected to constitute a breach by its Board of Directors of its fiduciary duties; (B) the Company shall have complied with all its obligations under Section 8.2; and
(C) during the three business days
prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, in good faith, seek to negotiate with Parent to make such adjustment in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein; or

                  (ii) if, prior to the purchase of Shares pursuant to the Offer, there has been a material breach or failure to perform by Parent or Merger Sub of any of their respective material covenants or agreements contained in this Agreement, which breach or failure to perform is not curable, or if curable, has not been cured within five days after written notice of such breach or failure is given by the Company to the party committing such breach or failure, except, in any case, such breaches or failures which are not reasonably likely to materially and adversely affect Parents' or Merger Sub's ability to consummate the Offer or the Merger.

                  10.4.    Termination by Parent.

                           10.4.(a) This Agreement may be terminated and the
Merger may be abandoned at any time prior to the Effective Time by Parent:

                                    (i)   if, due to an occurrence that, if
                  occurring after the commencement of the Offer, would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, Merger Sub, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that Parent may not terminate this Agreement pursuant to this Section 10.4(a)(i) if Parent is in material breach of this Agreement; or

                                    (ii)  if, prior to the purchase of Shares
                  pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended a Superior Proposal or shall have resolved to do either of the foregoing; or

                                    (iii) if, prior to the purchase of Shares
                  pursuant to the Offer, there has been a material breach or failure to perform by the Company of any of its material covenants or agreements contained in this Agreement, which breach or failure to perform is not curable, or if curable, has not been cured within five days after written notice of such breach or failure is given by Parent to the Company.

                  10.5.    Effect of Termination and Abandonment.

                           10.5.(a) In the event of termination of this
Agreement and the abandonment of the Merger pursuant to this Section 10, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made; and this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives) except as provided in 10.5(b); provided, however, (i) no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or willful breach of this Agreement and (ii) notwithstanding (i) above, in the event this Agreement is terminated by Parent because of a willful breach of a representation or warranty of the Company then Parent may recover under this Section 10.5(a) (such recovery not to limit any other rights Parent may have under 10.5(b)) a reimbursement of its out-of-pocket expenses not to exceed $1,500,000.

                           10.5.(b) In the event that (I) (a) an Acquisition
Proposal (other than pursuant to this Agreement) shall have been made to the Company or any Person (other than Parent or any of its Affiliates) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by the Company under Section 10.3(i) or Parent pursuant to Section 10.4(a)(ii) and (b) the Person making the Acquisition Proposal which was outstanding at the time of the termination (the "Acquiring Party") has entered into an agreement with the Company to consummate such Acquisition Proposal within nine months of such termination, and such Acquisition Proposal is consummated, or (II) any Person within nine months of termination of this Agreement has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company, then, in the event the circumstances described in (I) or (II) has occurred then the Company shall promptly, pay Parent a termination fee of $6,000,000 in same day funds to an account previously designated by Parent to the Company in writing; provided, however, that in the event the Company has already reimbursed the out-of-pocket expenses of Parent pursuant to the last sentence of 10.5(a), then, in such event, the termination fee payable pursuant to this sentence shall be $6,000,000 less the amount of such reimbursement. The Company's payment of this termination fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its respective directors, officers, employees, agent, advisors or other representatives in the event this Agreement is terminated and the termination fee is payable.

         11.      MISCELLANEOUS AND GENERAL

                  11.1.    Survival.

                  This Section 11 and the agreements of the Company, Parent and Merger Sub contained in Sections 8.6 (De-listing), 8.8 (Benefits), 8.9 (Indemnification; Directors' and Officers' Insurance), and 8.11 (Expenses) shall survive the consummation of the Merger. This Section 11, the agreements of the Company, Parent and Merger Sub contained in Section 8.11 (Expenses), Section
10.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                  11.2.    Modification or Amendment.

                  Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, that, in the case of the Company any such modification or amendment must be approved by a majority of the directors who are not Parent Insiders.

                  11.3.    Waiver of Conditions.

                  The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law, except that the following approval by the shareholders of the Company there shall be no amendment or supplement which by Law requires further approval by such shareholders without further approval by the shareholders of the Company; provided, that, in the case of the Company any such waiver must be approved by a majority of the directors who are not Parent Insiders.

                  11.4.    Counterparts.

                  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  11.5.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

                  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the State of Florida solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of Florida or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                  11.6.    Notices.

                  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and shall be deemed delivered if delivered personally or sent by registered or certified mail (return receipt requested) or nationally recognized overnight courier service (with proof of service), postage prepaid, or by confirmed facsimile, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed:

         if to Parent or Merger Sub

         c/o Oerlikon-Buhrle Holding AG
         Hofwiesenstrasse 135
         CH-8021 Zurich
         Switzerland
         Attention: Heinz A. Kundert
         Fax: 011-41-1-363-4092

         with a copy to

         Fried, Frank, Harris, Shriver & Jacobson
         One New York Plaza
         New York, New York  10004
         Attention: Allen I. Isaacson, P.C.
         Fax: (212) 859-4000

         if to the Company

         Plasma-Therm, Inc.
         10050 16th Street North
         St. Petersburg, Florida 33716
         Attention:Stacy Wagner
         Fax: (727) 577-7035

         with a copy to

         Foley & Lardner
         100 North Tampa Street, Suite 2700
         Tampa, Florida  33602
         Attention: Martin A. Traber
         Fax: (813) 225-4210
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

                  11.7.    Entire Agreement; NO OTHER REPRESENTATIONS.

                  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement (the "Confidentiality Agreement") constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

                  11.8.    No Third Party Beneficiaries.

                  Except as provided in Section 8.8 (Benefits), and in Section
8.9 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  11.9.    Obligations of Parent and of the Company.

                  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

                  11.10.   Severability.

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  11.11.   Interpretation.

                  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  11.12.   Assignment.

                  This Agreement shall not be assignable by operation of law or otherwise.

                  11.13.   Enforcement of Agreement.

                  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  11.14.   Glossary of Terms.

                  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

"1998 Balance Sheet"                        -        Section 6.5.
"Acquiring Party"                           -        Section 10.5.(b)
"Acquisition Proposal"                      -        Section 8.2.(d)(i)
"Ancillary Documents"                       -        Section 6.3.(a)
"Articles"                                  -        Section 3.1.
"Articles of Merger"                        -        Section 2.3.
"Audit"                                     -        Section 6.12.
"Audit Date"                                -        Section 6.5.
"Bankruptcy and Equity Exception"           -        Section 6.3.(a)
"Business Day"                              -        Section 1.4.
"Bylaws"                                    -        Section 3.2.
"CERCLA"                                    -        Section 6.11.
"CERCLIS"                                   -        Section 6.11.

"Certificate"                               -        Section 5.1.(a)
"Closing"                                   -        Section 2.2.
"Closing Date"                              -        Section 2.2.
"Company Acquisition Transaction"           -        Section 8.2.(d)(ii)
"Company Disclosure Letter"                 -        Section 6.
"Company Intellectual Property"             -        Section 6.14.(b)
"Company Material Adverse Effect"           -        Section 6.1.
"Company Option"                            -        Section 8.8.(a)(ii)
"Company Reports"                           -        Section 6.5.
"Company Requisite Vote"                    -        Section 6.3.(a)
"Company Stock Plan"                        -        Section 6.2.
"Compensation and Benefit Plans"            -        Section 6.8.(a)
"Confidentiality Agreement"                 -        Section 11.7.
"Contracts"                                 -        Section 6.4.(b)
"Costs"                                     -        Section 8.9.(b)
"D&O Insurance"                             -        Section 8.9.(d)
"Department"                                -        Section 2.3.
"Dissenting Shareholders"                   -        Section 5.3.
"Effective Time"                            -        Section 2.3.
"Employees"                                 -        Section 6.8.(a)
"Environmental Laws"                        -        Section 6.11.
"Environmental Permits"                     -        Section 6.11.
"ERISA"                                     -        Section 6.8.(b)
"ERISA Affiliate"                           -        Section 6.8.(c)
"Exchange Act"                              -        Section 1.2. and Section 6.4.(a)
"Exchange Fund"                             -        Section 5.2.(a)
"Excluded Shares"                           -        Section 5.1.(a)
"Exon-Florio Amendment"                     -        Section 6.4.(a)
"FBCA"                                      -        Section 2.1. and Section 6.3.(b)
"Financial Advisor"                         -        Section 6.3.(b)
"Government Antitrust Entity"               -        Section 8.3.(d)
"Governmental Entity"                       -        Section 6.4.(a)
"HSR Act"                                   -        Section 6.4.(a)
"Indemnified Parties"                       -        Section 8.9.(b)
"Information Statement"                     -        Section 6.21.
"Intellectual Property"                     -        Section 6.14.(b)
"IRS"                                       -        Section 6.8.(b)
"Knowledge of the Company"                  -        Section 6.7.
"Laws"                                      -        Section 6.9.
"Material Contracts"                        -        Section 6.19.
"Merger Consideration"                      -        Section 5.1.(a)
"Offer"                                     -        Section 1.1.
"Offer Conditions"                          -        Section 1.1.
"Offer Documents"                           -        Section 1.2.

"Option Consideration"                      -        Section 8.8.(a)(ii)
"Order"                                     -        Section 9.3.
"Outside Counsel"                           -        Section 6.10.
"Parent Disclosure Letter"                  -        Section 7.
"Parent Companies"                          -        Section 5.1.(a)
"Parent Insiders"                           -        Section 4.1.(a)
"Parent Material Adverse Effect"            -        Section 7.3.
"Paying Agent"                              -        Section 5.2.(a)
"Pension Plan"                              -        Section 6.8.(b)
"Person"                                    -        Section 5.2.(b)
"Plans"                                     -        Section 6.8.(b)
"Proxy Statement"                           -        Section 8.6.
"Real Property"                             -        Section 6.11.
"Representatives"                           -        Section 8.2.(a)
"Schedule 14D-1"                            -        Section 1.2.
"Schedule 14D-9"                            -        Section 1.3.(b)
"SEC"                                       -        Section 1.3.(b) and Section 6.5.
"Share"                                     -        Section 5.1.(a)
"Shares"                                    -        Section 5.1.(a)
"Subsidiary"                                -        Section 6.1.
"Superior Proposal"                         -        Section 8.2.(d)(iii)
"Surviving Corporation"                     -        Section 2.1.
"Takeover Statute"                          -        Section 6.10.
"Tax"                                       -        Section 6.12.
"Tax Return"                                -        Section 6.12.
"Taxable"                                   -        Section 6.12.
"Taxes"                                     -        Section 6.12.
"Voting Debt"                               -        Section 6.2.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                COMPANY


                                By: /s/ Ronald S. Deferrari
                                   -------------------------------------------
                                    Name:    Ronald S. Deferrari
                                         -------------------------------------
                                    Title:   President
                                          ------------------------------------


                                OERLIKON-BUHRLE USA, INC.


                                By: /s/ Beat Baumgartner
                                   -------------------------------------------
                                    Name:    Beat Baumgartner
                                         -------------------------------------
                                    Title:   Chairman and President
                                          ------------------------------------


                                VOLCANO ACQUISITION CORP.


                                By: /s/ Heinz Kundert
                                   -------------------------------------------
                                    Name:    Heinz Kundert
                                         -------------------------------------
                                    Title:   Chairman and President
                                          ------------------------------------




                      [Signature Page to Merger Agreement]

                                                                         ANNEX A

         Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, but subject to the terms of the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulation of the SEC, pay for any Shares, and may terminate or amend (subject to the last sentence of Section 1.1 of this Agreement) the Offer (i) if prior to the expiration of the Offer (or, if extended, by the expiration of the Offer, as so extended) a number of Shares which together with any Shares owned by Parent, Merger Sub and the Parent Companies, constitutes more than 50% of the outstanding Shares (on a fully-diluted basis) (the "Minimum Conditions") shall not have been validly tendered pursuant to the Offer and not properly withdrawn,
(ii) if all applicable waiting periods under the HSR Act or the Exon-Florio Amendment shall not have expired or been terminated, or (iii) at any time prior to acceptance for payment for any such Shares, any of the following events shall occur; provided that in each such case Merger Sub shall not be permitted to terminate the Offer (except pursuant to paragraph (e)(ii), e(iii) or (g) below) if prior to the then scheduled expiration of the Offer the Offer shall have been extended:

                          (a) there shall have occurred (i) a declaration of a
banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) a formal declaration of war or national or international calamity directly or indirectly involving the United States, (iii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions that materially affects the extension of credit by banks or other lending institutions, (iv) any general suspension of, or limitation on prices for, trading in securities on the NASDAQ National Market or the over the counter market, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                          (b) the Company shall have breached or failed to
perform any of its obligations, covenants or agreements under the Merger Agreement in a manner permitting Parent to terminate the Merger Agreement, or any representation or warranty of the Company set forth in the Merger Agreement shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made on such later date (other than representations and warranties made as of a specified date); provided that any such representations and warranties that are not qualified by Material Adverse Effect shall be deemed to be true and correct in all respects unless the failure of such representations and warranties to be so true and correct in all respects would have a Company Material Adverse Effect or would prevent the Company from consummating the transactions contemplated by the Merger Agreement;

                          (c) there shall be instituted or pending any action,
litigation, proceeding, investigation or other application (hereinafter, an "Action") before any court or other Governmental Entity: (i) challenging the acquisition by Parent or Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the




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

Merger Agreement; (ii) seeking to prohibit, or impose any limitations on, Parent's or Merger Sub's acquisition, ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries); (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) seeking to impose limitations on the ability of Parent or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other shares on all matters properly presented to the shareholders; or (v) that, in any event, would have a Company Material Adverse Effect;

                          (d) any statute, rule, regulation, order or injunction
shall be enacted, promulgated, entered, enforced or become applicable to the Offer or the Merger, or any other action shall have been taken by any court or other Governmental Entity other than the application to the Offer or the Merger of the waiting period under the HSR Act, that would result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (c) above;

                          (e) any person (as such term is defined in Section
13(d) (3) of the Exchange Act (other than Parent or any of its affiliates)) (i) commences a tender or exchange offer for a majority or more of the outstanding Shares at a price per Share greater than the Merger Consideration; (ii) shall have become the beneficial owner of more than 25% of the outstanding Shares (other than for bona fide arbitrage purposes); or (iii) shall have entered into a definitive agreement to acquire all or substantially all of the Shares or to effect a merger, consolidation or other business combination with or involving the Company;

                          (f) there shall have occurred an event which has
caused a Company Material Adverse Effect;

                          (g) the Board of Directors of the Company shall have
amended, modified or withdrawn its recommendation of the Offer or the Merger in a manner adverse to Parent, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing or shall have failed to confirm within five business days of the Parent's request therefore its recommendation of the Offer or the Merger; or

                          (h) the Merger Agreement shall have been terminated by
the Company or Parent in accordance with its terms;

which, in the reasonable judgment of Parent, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it reasonably inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

         The foregoing conditions other than the Minimum Conditions are for the sole benefit of Parent and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to such condition or may be waived by Parent other than the Minimum Conditions, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. The failure by the Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.


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